UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Sigma Designs, Inc.

(Name of Registrant as Specified In Its Charter)

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SIGMA DESIGNS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2005

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of Sigma Designs, Inc., a California corporation (“Sigma” or the “Company”), will be held on Friday, June 17, 2005 at 2:00 p.m., local time, at the principal executive offices of Sigma located at 1221 California Circle, Milpitas, California 95035, for the following purposes:

1.	To elect four (4) directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Sigma for the fiscal year ending January 28, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 18, 2005 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed. Should you receive more than one proxy because your shares are registered in different names or addresses, please sign and return each proxy to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

FOR THE BOARD OF DIRECTORS

Thinh Q. Tran
Chairman of the Board of Directors,
President and Chief Executive Officer

Milpitas, California
May 20, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

SIGMA DESIGNS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to holders of common stock, no par value per share (the “Common Stock”) of Sigma Designs, Inc., a California corporation (“Sigma” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at Sigma’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 17, 2005 at 2:00 p.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Sigma at 1221 California Circle, Milpitas, California 95035. Sigma’s telephone number at that location is (408) 262-9003.

These proxy solicitation materials, which include this proxy statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card, were mailed on or about May 20, 2005 to all shareholders entitled to vote at the Annual Meeting, together with the Company’s 2005 Annual Report to Shareholders. You may request a copy of Sigma’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 at no charge, by writing to Sigma at the following address: Investor Relations, Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035.

INFORMATION CONCERNING SOLICITATION AND VOTING

Purposes of the Annual Meeting

The purposes of the Annual Meeting are: (i) to elect four (4) directors to serve for the ensuing year and until their successors are duly elected and qualified; (ii) to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Sigma for the fiscal year ending January 28, 2006; and (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Shareholders of record at the close of business on April 18, 2005 (the “Record Date”) are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 21,269,560 shares of Sigma’s Common Stock were outstanding. For information regarding security ownership by management and by beneficial owners of more than 5% of Sigma’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” below.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by (1) delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of Sigma or (2) by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be delivered to Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of Sigma at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

Each shareholder entitled to vote at the Annual Meeting is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting. Every shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than four (4) candidates. However, no shareholder shall be entitled to cumulate votes for a particular candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder’s votes. On all other matters, each share has one vote.

Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of Sigma’s director nominees; and (ii) FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending January 28, 2006. No business other than the items set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

Expenses of solicitation of proxies will be borne by Sigma. Sigma may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Sigma’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or letter. Sigma may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Sigma’s costs for such services, if retained, will not be material.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of common stock outstanding on the Record Date and entitled to vote must be present, in person or represented by proxy, to constitute the required quorum for the transaction of business at the Annual Meeting. Shares that are voted “FOR,” “AGAINST,” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR” or “AGAINST” a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to such matter.

A plurality of Votes Cast is required for the election of directors and only affirmative votes (either “FOR” or “AGAINST”) will affect the outcome of the election of directors. The affirmative vote of a majority of Votes Cast is required to ratify the appointment of independent registered public accounting firm.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions or broker “non-votes”, Sigma believes that both abstentions and broker “non-votes” should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Sigma further believes that neither abstentions nor broker “non-votes” should be counted as shares “represented and voting” with respect to a particular matter for purposes of determining the total number of Votes Cast with respect to such matter. In the absence of controlling precedent to the contrary, Sigma intends to treat abstentions and broker “non-votes” in this manner. Accordingly, abstentions and broker “non-votes” will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Deadline for Receipt of Shareholder Proposals for 2006 Annual Meeting

Proposals of shareholders intended to be presented at the next Annual Meeting (i) must be received by the Secretary of Sigma at 1221 California Circle, Milpitas, California 95035, Attention: Secretary, no later than January 18, 2006 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in Sigma’s Proxy Statement for that meeting. If a shareholder intends to submit a proposal at Sigma’s 2006 Annual Meeting which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the shareholder must give notice to Sigma not less than 90 days nor more than 120 days prior to the meeting in accordance with the requirements set forth in Sigma’s bylaws. If such a shareholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

Shareholder Information

If you share an address with another shareholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting us at SIGMA DESIGNS, INC., 1221 California Circle, Milpitas, California 95035, Attention: Investor Relations, or by contacting our Investor Relations Department at (408) 957-9891. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number above to request that only a single copy of these materials be delivered to your address in the future.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Four nominees have been selected for re-election to Sigma’s Board of Directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are presently directors of Sigma. In the event that any nominee of Sigma is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

The name of and certain information regarding each nominee are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
Thinh Q. Tran	51	Chairman of the Board, President and Chief Executive Officer	1982
William J. Almon (1) (2) (3)	72	Chairman of the Board, President and Chief Executive Officer of Grandis Inc.	1994
Julien Nguyen (1) (3)	48	Managing Partner of Concept Ventures	2000
Lung C. Tsai (1) (2) (3)	57	Chairman of the Board, and Chief Executive Officer of MechanicNet Group, Inc.	2003

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among the directors or executive officers of Sigma.

Mr. Tran, a founder of Sigma, has served as President, Chief Executive Officer and Chairman of the Board since February 1982. Prior to joining Sigma, Mr. Tran held various engineering positions at Amdahl Corporation and was a staff engineer of Trilogy Systems Corporation, both of which were involved in the IBM-compatible mainframe computer market.

Mr. Almon has served as a Director of Sigma since April 1994. Mr. Almon is currently the President, Chief Executive Officer and Chairman of the Board of Grandis Inc., a Solid-State memory company. Prior to that Mr. Almon was Managing Director of Netfish Technology from 1999 to May 2001 when it was acquired by Iona Technologies PLC. He was Chairman of the Board of Internet Image, an internet software company that was merged with Intraware Inc. in October 1999. In May 1994, Mr. Almon founded and served as Chairman of the Board and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film disks. From December 1989 until February 1993, Mr. Almon served as President and Chief Operating Officer of Conner Peripherals, Inc., a manufacturer of computer disk drives and storage management devices. Prior to 1987, Mr. Almon spent 30 years with IBM Corporation, holding executive positions in both software and hardware management, most recently as Vice President, Low End Storage Products.

Mr. Nguyen became a Director of Sigma in May 2000. Mr. Nguyen is Managing Partner of Concept Ventures, an early stage venture capital fund. In May 2001, Mr. Nguyen founded Applied Materials Ventures, a corporate venture fund, and served as its Managing Partner until March 2005. In January 1999, Mr. Nguyen co-founded and was the Chairman of Ezlogin, a developer of personalization infrastructure tools for internet sites and wireless carriers (acquired in March 2000 by 724 solutions). Prior to Ezlogin, Mr. Nguyen founded Novita Communications, and served as its Chief Executive Officer. Novita developed Java-based communications software and services and was acquired by PlanetWeb. From February 1995 to October 1996, Mr. Nguyen served as Co-Chairman and Chief Technical Officer of Sigma. From August 1993 until January 1995, he served as Vice President, Engineering and Chief Technical Officer of Sigma. From May 1992 until October 1993, Mr. Nguyen was President and Chief Executive of E-Motions, which was acquired by Sigma in 1993. Prior to founding E-Motions, Mr. Nguyen worked at Radius Inc. as Director of Product Development. Mr. Nguyen serves on the boards of Grandis Inc, and Takumi Corporation, both are privately held companies. He received a Master’s degree from Ecole Polytechnique (France), and a post graduate degree from Telecom Paris. Currently Mr. Nguyen holds 22 patents issued in the U.S.

Mr. Tsai became a Director of Sigma in June 2003. He is one of the co-founders of MechanicNet Group, Inc., a software company serving the automotive aftermarket industry, and served as Chairman and Chief Executive Officer since 1999. Prior to MechanicNet Group, Inc., Mr. Tsai co-founded Internet Image, a leading company in Java solutions for online software deployment in 1993 and served as its Chief Executive Officer until its acquisition by Intraware, Inc. in 1999. Previously, Mr. Tsai co-founded and served as vice president of Operations and Vice President of Sales & Marketing for Destiny Technology Corp., a laser printer controller firmware development company from 1987 to 1993. Prior to Destiny Technology Corp, Mr. Tsai served as Vice President of System Development for Mellon Bank and Bank of America. In addition to his role with MechanicNet Group, Inc., and Internet Image, Mr. Tsai serves on the board of Orbon Corporation, a pharmaceutical research and development start-up company. Mr. Tsai holds a Master’s degree in Management and Information Science from the University of Texas and a Master of Science degree from Texas Tech University.

Vote Required and Recommendation of the Board of Directors

The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect in the election of directors under California law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Director Independence

The Board of Directors has determined that, with the exception of Mr. Tran, each of its members is an “independent” director, as defined by the listing standards of The Nasdaq Stock Market.

Board and Committees Meetings

The Board of Directors of Sigma held a total of four (4) meetings during fiscal year 2005. No incumbent director attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which he served, if any, during the past fiscal year. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Almon, Nguyen and Tsai, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Almon is an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission (the “SEC”).

The Audit Committee approves the selection, compensation, evaluation and replacement of, and oversees the work of, Sigma’s independent registered public accounting firm, pre-approves all fees and terms of audit and non-audit engagement of such auditors, including the audit engagement letter, and reviews and evaluates Sigma’s accounting policies and its systems of internal accounting controls.

The Audit Committee met once each quarter during the last fiscal year for a total of four (4) meetings. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.sigmadesigns.com — “Investors” — Corporate Governance.

Compensation Committee

The Compensation Committee of the Board of Directors currently consists of Messrs. Almon and Tsai, each of whom qualifies as an independent director under the listing standards of the Nasdaq Stock Market.

The Compensation Committee reviews and makes recommendations to the Board of Directors concerning Sigma’s executive compensation policy, including establishing salaries, incentives and other forms of compensation for the Company’s executive officers.

The Compensation Committee met once during the last fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Almon, Nguyen and Tsai, each of whom qualifies as an independent director under the listing standards of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee is responsible for the development of general criteria regarding the qualifications and selection of members of the Board of Directors and recommending candidates for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider recommendations of candidates for the Board of Directors submitted by shareholders of the Company; for more information, see “Corporate Governance Matters” below.

The Nominating and Corporate Governance Committee held one meeting during the last fiscal year. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.sigmadesigns.com — “Investors” — Corporate Governance.

Compensation of Directors

Each member of the Board of Directors receives an annual retainer fee of $10,000. Pursuant to Sigma’s 2003 Director Stock Option Plan, in the fiscal year ending January 29, 2005, Messrs. Almon, Nguyen and Tsai were each automatically granted options to purchase 5,000 shares each at an exercise price of $7.10 per share.

Corporate Governance Matters

Code of Ethics

The Company has adopted a Code of Business Ethics and Conduct which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics for Principal Executive and Senior Financial Officers is available on the Company’s website at http://www.sigmadesigns.com — “Investors” — “Corporate Governance”. The Company will disclose any amendment to the Code or waiver of a provision of the Code, including the name of the officer to whom the waiver was granted, on the Company’s website at http://www.sigmadesigns.com — “Investors” — “Corporate Governance”.

Contacting the Board of Directors

•	Shareholders may communicate with the non-employee members of the Board of Directors by writing to: Board of Directors, Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035.

•	The Company’s chief financial officer initially receives such shareholder communications. The chief financial officer logs the date of receipt of the communication as well as the identity of the correspondent (for non-confidential communications) in the Company’s shareholder communications log.

•	The chief financial officer will review and summarize the communication for the Board of Directors in a timely manner. The summary will be in the form of a memo, which will become part of the Company’s shareholder communications log. All members of the Board of Directors have access to the shareholder communications log.

•	The chief financial officer will then forward the original shareholder communication along with the memo to each director (or the lead committee member, if the communication is addressed to a committee) for review.

•	Upon receipt of the communication from the chief financial officer, the Chairman of the Audit Committee will, on behalf of the Board of Directors, facilitate review of and, if appropriate, direct a response to the communication.

•	Communications relating to accounting, internal controls or auditing matters will be handled in accordance with the Company’s “Complaint Procedures for Accounting and Auditing Matters.”

•	The Company will retain all shareholder communications, the shareholder communications log and all related documentation as required under applicable law.

Attendance at Annual Shareholder Meetings by the Board of Directors

The Company has a policy of encouraging, but not requiring, directors to attend the Company’s annual meeting of shareholders. Mr. Tran, Mr. Almon and Mr. Lung attended the Company’s 2004 annual meeting of shareholders; the other director did not attend.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from shareholders. Shareholder recommendations for candidates to the Board of Directors must be directed in writing to Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035, Attention: Secretary and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of shareholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for Director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the digital media processing industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by shareholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of shareholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of Sigma for the fiscal year ending January 28, 2006 and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

Deloitte & Touche LLP has audited Sigma’s financial statements for each fiscal year since Sigma’s inception. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Accountant Fees

The following table presents aggregate fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP for the last two fiscal years.

($ thousands)	2005	2004
Audit Fees (1)	$709	$295
Tax Fees (2)	90	72
All Other Fees (3)	0	12
Total	$799	$379

(1)	Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, the audit of management’s assessment of the Company’s internal control over financial reporting for the year ended January 31, 2005, Deloitte & Touche’s audit of the Company’s internal control over financial reporting for the year ended January 31, 2005, Sarbanes-Oxley Act, Section 404 advisory services, and services rendered in connection with the filing of registration statements with the U.S. Securities Exchange Commission.

(2)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

(3)	All Other Fees consisted, in 2004, of fees billed for services related to employee benefits and seminars.

The Company’s Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm. In connection with these responsibilities, the Company’s Audit Committee adopted a policy for pre-approving the services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all audit and audit related services. The policy also mandates that no engagements of the Company’s independent registered public accounting firm for non-audit services may be entered into without the express approval of the Audit Committee.

Required Vote

Shareholder approval is not required for the appointment of Deloitte & Touche LLP since the Board of Directors has the responsibility of selecting independent registered public accounting firm. However, the Board of Directors has conditioned its appointment of Sigma’s independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting. In the event that the shareholders do not approve the selection of Deloitte & Touche LLP, the Board of Directors will reconsider its appointment. Even if the selection is ratified, the Board of Directors, at its discretion and at the direction of the Audit Committee, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Sigma and its shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SIGMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2006.

OTHER INFORMATION

Executive Officers

The information required by this item regarding executive officers is incorporated by reference from the information set forth in the section titled “Executive Officers of Sigma” contained in Part I of Sigma’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires Sigma’s officers and directors, and persons who own more than ten percent (10%) of a registered class of Sigma’s equity securities, to file certain reports regarding ownership of, and transactions in, Sigma’s securities with the Securities and Exchange Commission and with the National Association of Securities Dealers. Such officers, directors, and 10% shareholders are also required to furnish Sigma with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to Sigma pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to Sigma with respect to the fiscal year ended January 29, 2005, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, Sigma believes that, during the fiscal year ended January 29, 2005, all Section 16(a) filing requirements applicable to Sigma’s officers, directors and 10% shareholders were complied with, except that Thinh Q. Tran, Silvio Perich, Jacques Martinella, Kit Tsui, and Ken Lowe each filed a late Form 4 reporting one transaction.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Sigma’s Common Stock as of the Record Date by (i) each person who is known by Sigma to own beneficially more than 5% of Sigma’s Common Stock, (ii) each of Sigma’s directors, (iii) Sigma’s Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers of Sigma at fiscal year end (the “Named Officers”) and (iv) all individuals who served as directors or executive officers at fiscal year end as a group:

	Shares Beneficially Owned (1) (2)
Name	Number	Percent (3)
Robert Sussman (4)	1,421,200	6.68%
Kingdon Capital Management, LLC (5)	1,215,350	5.71
Thinh Q. Tran (6)	1,366,565	6.16
Silvio Perich (7)	319,250	1.48
Jacques Martinella (8)	181,966	*
Kit Tsui (9)	242,154	1.13
Kenneth Lowe (10)	115,916	*
William J. Almon (11)	108,125	*
Julien Nguyen (12)	37,132	*
Lung Tsai (13)	10,000	*
All Directors and Executive Officers as a group (8 persons) (14)	2,381,108	10.34%

*	Less than 1%.

(1)	The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty (60) days of April 18, 2005 through the exercise of any stock option or other right.

(2)	The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Unless otherwise noted, the address for all persons shall be the principal executive office of Sigma.

(3)	Based upon 21,269,560 shares of common stock outstanding as of April 18, 2005.

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2005 by Robert Sussman, 21 Murray Hill Road, Scarsdale, NY 10583.

(5)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 27, 2005 by Kingdon Capital Management LLC, 152 West 57th Street, 50th floor, New York, NY 10019.

(6)	Includes 928,272 shares issuable upon exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(7)	Includes 293,250 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(8)	Includes 171,966 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(9)	Includes 179,250 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(10)	Includes 115,916 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(11)	Includes 33,125 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(12)	Includes 30,625 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(13)	Includes 10,000 shares issuable upon the exercise of outstanding options which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

(14)	Includes 1,762,404 shares issuable upon the exercise of outstanding options held by eight (8) officers and directors which were exercisable at April 18, 2005 or within sixty (60) days thereafter.

Executive Compensation

The following table shows, as to each of the Named Officers, information concerning compensation paid for services to Sigma in all capacities for the last three fiscal years:

					Long-Term Compensation Awards
		Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options (#)
Thinh Q. Tran	2005	$314,136	—		150,000
Chairman of the Board,	2004	294,308	—		120,000
Executive Officer	2003	256,000	—		120,000

Kit Tsui	2005	$158,353	—		25,000
Chief Financial Officer	2004	150,231	—		25,000
	2003	140,002	—		30,000

Silvio Perich	2005	$169,665	$86,779	(1)	25,000
Senior Vice President,	2004	165,000	89,665	(1)	25,000
Worldwide Sales	2003	165,000	45,741	(1)	30,000

Jacques Martinella	2005	$196,927	—		30,000
Vice President,	2004	188,157	—		25,000
Engineering	2003	179,000	—		30,000

Kenneth Lowe	2005	$158,354	—		25,000
Vice President,	2004	150,231	$1,000	(2)	25,000
Strategic Marketing	2003	140,000	—		20,000

(1)	For Mr. Perich, represents total amount of commission paid for such fiscal year.

(2)	Represented a referral bonus paid to Mr. Lowe for such fiscal year.

Option Grants in Last Fiscal Year

The following table shows, as to each of the Named Officers, option grants during the fiscal year 2005, and the potential realizable value of options, assuming 5% and 10% appreciation, at the end of their term:

					Potential Realizable Value at Assumed Annual Rates of
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted To Employees in Fiscal Year (1)	Exercise Price	Expiration Date	5% (2)	10% (2)
Thinh Q. Tran	150,000 (3)	16.07%	$5.43	08/09/2014	$512,235	$1,298,103
Kit Tsui	25,000 (3)	2.68%	5.43	08/09/2014	85,372	216,351
Silvio Perich	25,000 (3)	2.68%	5.43	08/09/2014	85,372	216,351
Jacques Martinella	30,000 (3)	3.21%	5.43	08/09/2014	102,447	259,621
Kenneth Lowe	25,000 (3)	2.68%	5.43	08/09/2014	85,372	216,351

(1)	Sigma granted options representing 933,500 shares to employees during fiscal year 2005 under Sigma’s 2001 Option Plan.

(2)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Sigma’s estimate or projection of future Common Stock price.

(3)	These options were granted under Sigma’s 2001 Option Plan and have exercise prices equal to the fair market value on the date of grant. The options become exercisable cumulatively over a period of five (5) years at the rate of twenty percent (20%) of the shares one (1) year after the vesting commencement date specified in the grants and one-sixtieth (1/60) of the shares each month thereafter for the next four (4) years. The options expire ten (10) years from the date of grant. The 2001 Option Plan is currently administered by the Board of Directors, except for grants to executive officers, which are administered by the Compensation Committee. The Board of Directors and the Compensation Committee have broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. Grants under the 2001 Option Plan are made at the discretion of the Board of Directors; accordingly, future grants under the 2001 Option Plan are not yet determinable.

Aggregate Option Exercises in Last Fiscal Year

The following table shows, as to each of the Named Officers, information concerning options exercised during the last fiscal year and the value of options held at fiscal year end:

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-money Options at Fiscal Year End (1)
Name	Shares Acquired on Exercise (#)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thinh Q. Tran	110,000	$616,900	928,475	341,526	$5,937,586	$1,776,622
Jacques Martinella	17,000	90,420	173,715	75,001	1,025,940	401,762

(1)	Calculated by determining the difference between the closing price of the common stock underlying the options at January 28, 2005 ($8.88) as reported on the Nasdaq National Market and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors establishes the general compensation policies of Sigma as well as the compensation plans and specific compensation levels for executive officers. It also administers Sigma’s employee stock benefit plan for executive officers and both employees and non-employees. The Compensation Committee is currently composed of independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer (collectively, the “Executive Officers”) should be influenced by Sigma’s performance. The Committee establishes the salaries of all of the Executive Officers by considering (i) Sigma’s financial performance for the past year, (ii) the achievement of certain objectives related to the particular Executive Officer’s area of responsibility, (iii) the salaries of executive officers in similar positions of comparably-sized companies and (iv) the relationship between revenue and executive officer compensation. The Committee believes that Sigma’s executive officer salaries in the last fiscal year were comparable in the industry for similarly-sized business.

In addition to salary, the Committee, from time to time, grants options to Executive Officers. The Committee thus views stock option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to Sigma’s stock price, the Committee believes that options motivate Executive Officers to manage Sigma in a manner which will also benefit shareholders. As such, options are granted at the current market price. One of the principal factors considered in granting stock options to an Executive Officer is the Executive Officer’s ability to influence Sigma’s long-term growth and profitability.

Chief Executive Officer Compensation

Thinh Q. Tran, in his capacity as the Chief Executive Officer, participates in the same compensation programs as the other Named Officers. The Compensation Committee has targeted Mr. Tran’s total compensation, including compensation derived from the performance bonus plan and stock option plan, at a level it believes is competitive with the average amount paid by other multimedia software and hardware companies with similar revenues and growth rates.

Mr. Tran’s annual base salary was increased in fiscal 2005 to approximately $314,000. The Compensation Committee based its decision on data from comparable companies and the need to offer Mr. Tran a competitive salary in a geographic market where demand for qualified Chief Executive Officers is intense. The Committee believes Mr. Tran’s annual base salary is competitive in the industry and a necessary retention component.

Deductibility of Executive Compensation

Beginning in 1994, the Internal Revenue Code of 1986, as amended (the “Code”) limited the federal income tax deductibility of compensation paid to Sigma’s Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on date of exercise. Sigma may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering Sigma’s current compensation plans and policy, Sigma and the Compensation Committee believe that, for the near future, there is little risk that Sigma will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, Sigma’s compensation plans and policy will be modified to maximize deductibility if Sigma and the Compensation Committee determine that such action is in the best interests of Sigma.

Compensation Committee of the Board of Directors

William J. Almon
Lung C. Tsai

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of William J. Almon and Lung C. Tsai, each of whom is an independent, non-employee director. No executive officer of Sigma serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of Sigma’s Board of Directors or Compensation Committee.

Certain Transactions

During the quarter ended October 31, 2002, Sigma executed an agreement to sublease approximately 2,600 square feet of its headquarters’ facility to a start-up company founded by Mr. William J. Almon, a member of Sigma’s Board of Directors. The term of the sublease is one year at the same market rate per square foot as our lease arrangement with our landlord. The agreement was amended during the fourth quarter of fiscal 2004 for an additional one-year under the same terms and again in the fourth quarter of fiscal 2005 on a month-to-month basis on the same terms.

During fiscal year 2005, Thinh Q. Tran adopted a pre-arranged stock trading plan to, over time, exercise certain options to purchase Sigma common stock and automatically sell the shares issued on exercise of such options in accordance with the plan’s specifications. This plan was established as part of Mr. Tran’s individual long-term strategy for asset diversification and liquidity and must be in effect at least 90 days before trading commences. Such plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, as well as guidelines adopted by the Sigma Board for individuals who elect to enter into 10b5-1 trading plans.

Company Stock Price Performance

The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the five-year period beginning January 31, 2000 and ending January 31, 2005 for Sigma, the CRSP Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Index”) and the CRSP Index for the Electronic Components’ Stocks (the “Nasdaq Electronic Components’ Index”). The graph assumes that $100 was invested in Sigma’s Common Stock on January 31, 2000 and in the Nasdaq Index and the Nasdaq Electronic Components’ Index on January 31, 2000. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Comparison of Five-Year Cumulative Total Returns (1) (2) (3)

(1)	The lines represent yearly index levels derived from compounded daily returns that include all dividends.

(2)	If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used. The Company’s fiscal year ends on the Saturday closest to January 31. For convenience, the fiscal years are shown as ending on January 31.

(3)	The index level for all series was set to $100.00 on January 31, 2000.

THE FOREGOING COMPENSATION COMMITTEE REPORT AND COMPANY STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT SIGMA SPECIFICALLY INCORPORATES BY REFERENCE INTO SUCH FILING.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective review of Sigma’s accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter first adopted and approved by the Board of Directors in June 2000. Each of the members of the Audit Committee is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. A copy of the Audit Committee Charter was filed with the Proxy Statement for the 2004 Annual Meeting.

The Audit Committee approves the selection, compensation, evaluation, and replacement of, and oversees the work of, Sigma’s independent registered public accounting firm; pre-approves all fees and terms of audit and non-audit engagement of such firm, including the audit engagement letter; and reviews and evaluates Sigma’s accounting policies and its systems of internal controls. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with Company management and the independent accountants regarding the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of Sigma’s financial statements

•	Sigma’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of Sigma’s internal accounting controls, and accounting and financial personnel

•	changes in Sigma’s accounting practices, principles, controls or methodologies, or in Sigma’s financial statements, and recent developments in accounting rules

•	the establishment and maintenance of an environment at Sigma that promotes ethical behavior

This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Board that Sigma’s financial statements be included in Sigma’s annual report. The Committee took a number of steps in making this recommendation for fiscal 2005. First, the Audit Committee discussed with Deloitte & Touche LLP, Sigma’s independent registered public accounting firm for fiscal 2005, those matters Deloitte & Touche LLP communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, and received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, regarding independence as required under applicable independence standards for auditors of public companies, and has discussed Deloitte & Touche LLP’s independence with them. Finally, the Audit Committee reviewed and discussed, with management and Deloitte & Touche LLP, Sigma’s audited consolidated balance sheets at January 31, 2005 and 2004, and consolidated statements of operation, cash flows and shareholders’ equity for each of the three years in the period ended January 31, 2005. Based on the discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Sigma’s Annual Report on Form 10-K include these financial statements.

The Audit Committee has considered the role of Deloitte & Touche LLP in providing additional services and other non-audit services to Sigma Designs and has concluded that such services are compatible with Deloitte & Touche’s independence as Sigma’s independent registered public accounting firm. During fiscal 2005 and 2004, the Audit Committee approved in advance all audit and non-audit services provided by Deloitte & Touche LLP.

Audit Committee

William J. Almon
Julien Nguyen
Lung C. Tsai

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF THE EXCHANGE ACT, EXCEPT TO THE EXTENT SIGMA SPECIFICALLY INCORPORATES BY REFERENCE INTO SUCH FILING.

OTHER MATTERS

Sigma knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Thinh Q. Tran
Chairman of the Board of Directors,
President and Chief Executive Officer

Dated: May 20, 2005

SIGMA DESIGNS 1221 CALIFORNIA CIRCLE MILPITAS, CA 95035	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Sigma Designs, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sigma Designs, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
SGMDS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGMA DESIGNS, INC.

Vote on Directors

1.	ELECTION OF DIRECTORS: Nominees: 01) Thinh Q. Tran 02) William J. Almon 03) Julien Nguyen 04) Lung C. Tsai			For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

				¡	¡	¡

Vote On Proposal							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Sigma for the fiscal year ending January 28, 2006.						¡	¡	¡

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership please sign in partnership name by an authorized person.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

PROXY	SIGMA DESIGNS, INC.	PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS June 17, 2005

          The undersigned shareholder of Sigma Designs, Inc. (“Sigma”), hereby appoints Thinh Q. Tran and Kit Tsui and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of Sigma held of record by the undersigned on April 18, 2005, at the 2005 Annual Meeting of Shareholders of Sigma to be held on Friday, June 17, 2005 at 2:00 p.m., local time, at Sigma’s principal executive offices at 1221 California Circle, Milpitas, California 95035, and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1 and 2, and as said proxies deem advisable on such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement dated May 20, 2005 and Sigma’s Annual Report to Shareholders.

(Continued, and to be signed on the other side)